Exhibit 15.b
                                                          ------------




     July 29, 1994


     Securities and Exchange Commission
     450 Fifth Street, NW
     Washington, DC 20549


     Re:  Consolidated Rail Corporation

     Registration on Form S-3 (Registration Form No. 33-34040 and
                               Registration Form No. 33-64670)


     We are aware that our report dated January 24, 1994 on our review of interim financial information of Consolidated Rail Corporation and subsidiaries for the three and six-month periods ended June 30, 1993 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1994 will be incorporated by reference in the registration statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




                               COOPERS & LYBRAND